Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES SECOND QUARTER
FISCAL 2009 RESULTS
MINNEAPOLIS, Minn. — May 7, 2009 — SoftBrands, Inc. (NYSE Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the second quarter ended March 31, 2009.
Revenues for second quarter fiscal 2009 were $21.4 million, compared with $23.7 million in the prior year second quarter. Excluding the effect of changes in foreign currency exchange rates, or on a constant currency rate basis, second quarter fiscal 2009 non-GAAP revenues would have been $23.0 million.
License revenue was 13.2% of total revenues in the current quarter, compared with 17.0% in second quarter fiscal 2008. Maintenance revenue was 58.9% of total revenues in the current quarter, compared with 57.1% of revenues in second quarter fiscal 2008. Professional services revenue was 22.1% of total revenues in the quarter, compared with 19.8% in the prior year quarter.
SoftBrands reported operating income of $0.4 million in the second quarter of fiscal 2009, compared with an operating loss of $(0.8) million in the fiscal 2008 second quarter. Excluding the effect of changes in foreign currency exchange rates, or on a constant currency rate basis, SoftBrands second quarter fiscal 2009 non-GAAP operating income would have been $0.6 million. The company reported a net loss available to common shareholders of $(0.3) million, or $(0.01) per diluted share, compared with a net loss available to common shareholders of $(0.4) million, or $(0.01) per diluted share, for second quarter fiscal 2008.
“SoftBrands improved its profitability from the prior year quarter and our balance sheet strengthened in the second quarter,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “We are pleased that SoftBrands is pacing ahead of its first half results from last year in both revenues and profitability, especially given the state of the economy and foreign currency effects on our results. We are committed to improving our profitability in fiscal 2009 no matter what our level of revenue performance.”

In the company’s manufacturing business, second quarter fiscal 2009 revenues were $10.1 million, compared with $11.9 million in second quarter fiscal 2008. On a constant foreign currency basis, Manufacturing second quarter fiscal 2009 non-GAAP revenues would have been $10.9 million. Second quarter fiscal 2009 operating income in manufacturing was $1.9 million, compared with $1.7 million in the prior year’s second quarter.
“In Manufacturing, our base business delivered improved operating income in the second quarter. The channel portion of our SAP business continues to perform well, partially due to the availability of our new product Fourth Shift Edition 9.0, which is a true add-on to SAP Business One. Our SAP Large Enterprise business continues to be affected by tight corporate capital expenditure budgets but did pick up from the first quarter and is seeing more activity in its pipeline,” said Tofteland.
In the company’s hospitality business, second quarter fiscal 2009 revenues were $11.3 million, compared with $11.7 million in the prior year’s second quarter. On a constant foreign currency basis, Hospitality second quarter fiscal 2009 non-GAAP revenues would have been $12.1 million. In second quarter fiscal 2009 SoftBrands’ hospitality business posted an operating loss of $(1.5) million, compared with an operating loss of $(2.5) million in the prior year’s second quarter.
“Our Hospitality business delivered strong six-month results, posting revenue growth of more than 20%, primarily due to large contracts with Red Roof Inns and the U.S. Air Force,” said Tofteland. “SoftBrands’ central reservation system and CRM solution are now installed at Red Roof Inns, and we will be implementing the property management system rollout later in 2009. This is a major milestone for our hospitality business and demonstrates the strength of our products, our reliability as a technology partner, and our capability to handle large, complex rollouts.”
From a geographic perspective, 70% of revenues were generated in the Americas in the quarter; 16% in the EMEA region; and 14% in the Asia Pacific region. This compares to a respective mix of 62%, 24% and 14% in the prior year’s quarter.
All financial results should be considered preliminary pending the company’s filing of its quarterly report on Form 10-Q.
Six Month Results
SoftBrands revenues for the first half of fiscal 2009 were $46.9 million, compared with $45.9 million in the fiscal 2008 period. Excluding the effect of changes in foreign currency exchange rates, or on a constant currency rate basis, first half fiscal 2009 non-GAAP revenues would have been $49.6 million. SoftBrands reported operating income of $2.8 million for the first six months of fiscal 2009, compared with an operating loss of $(2.0) million for the first half of fiscal 2008. The company reported net income available to common shareholders in the fiscal 2009 period of $1.3 million, or $0.03 per diluted share, compared with a loss of $(1.3) million, or a loss of $(0.03) per diluted share in the fiscal 2008 period. Six month fiscal 2009 net income includes income from discontinued operations of $0.4 million, or $0.01 per diluted share.

Cash and Liquidity
As of March 31, 2009, SoftBrands had $14.2 million in cash and cash equivalents, compared to $10.9 million at the end of the previous quarter. SoftBrands’ total current assets, which include accounts receivable, increased to $41.8 million, from $40.6 million at the end of the previous quarter. Deferred revenue was $25.6 million at the end of the second quarter, an increase from $21.1 million at the end of the previous quarter.
Effect of Changes in Foreign Currency Exchange Rates
This press release contains information excluding the effect of changes in foreign currency exchange rates on revenues and operating income, which are non-GAAP measures. The strengthening of the U.S. dollar during first and second quarter fiscal 2009 negatively impacted our reported GAAP revenues. The references excluding the effect of changes in foreign currency exchange rates are calculated on the basis of exchange rates in first and second quarter fiscal 2009 being constant with the rates in first and second quarter fiscal 2008. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by providing the ability to make more meaningful period-to-period comparisons of the company’s ongoing operating results.
Conference Call
SoftBrands will hold its second quarter earnings conference call at 5:00 pm Eastern Time today, May 7, 2009. Interested parties may listen to the call by dialing 866-804-6928 or international 857-350-1674 (passcode: 96917817) A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through May 14, 2009. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 34390268). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including, but not limited to, the following:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our reliance on revenues from large hospitality customers;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs; and

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 740 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	March 31,	September 30,
	2009	2008
(In thousands, except share and per share data)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,183	$11,948
Accounts receivable, net	22,519	21,665
Prepaid expenses and other current assets	5,075	4,791

Total current assets	41,777	38,404
Furniture, fixtures and equipment, net	1,746	2,095
Goodwill	35,299	35,591
Intangible assets, net	2,951	4,346
Other long-term assets	105	425

Total assets	$81,878	$80,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,312	$3,407
Revolving loan	8,101	7,782
Accounts payable	3,076	5,194
Accrued expenses	5,991	7,474
Deferred revenue	25,626	21,500
Other current liabilities	1,871	2,820

Total current liabilities	47,977	48,177
Long-term obligations	11,048	12,667
Other long-term liabilities	515	487

Total liabilities	59,540	61,331

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends of $360 and $368, respectively	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends of $120 and $123, respectively	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 44,858,101 and 41,931,386 shares issued and outstanding, respectively	448	419
Additional paid-in capital	175,165	174,348
Accumulated other comprehensive loss	(1,231)	(939)
Accumulated deficit	(180,163)	(182,417)

Total stockholders’ equity	22,338	19,530

Total liabilities and stockholders’ equity	$81,878	$80,861

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
(In thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:

Software licenses	$2,823	$4,012	$9,562	$7,009
Maintenance and support	12,579	13,513	25,523	27,077
Professional services	4,722	4,691	9,628	9,617
Third-party software and hardware	1,232	1,439	2,195	2,201

Total revenues	21,356	23,655	46,908	45,904

Cost of revenues:
Software licenses	504	590	1,594	1,178
Maintenance and support	3,536	4,151	7,369	8,156
Professional services	4,375	3,902	8,665	8,015
Third-party software and hardware	908	1,185	1,806	1,917

Total cost of revenues	9,323	9,828	19,434	19,266

Gross profit	12,033	13,827	27,474	26,638

Operating expenses:
Selling and marketing	3,626	4,968	7,635	9,920
Research and product development	3,905	4,086	7,933	7,845
General and administrative	4,111	5,571	9,090	10,881
Restructuring related charges	—	—	—	25

Total operating expenses	11,642	14,625	24,658	28,671

Operating income (loss)	391	(798)	2,816	(2,033)

Interest expense	(227)	(496)	(572)	(988)
Other income (expense), net	62	153	98	510

Income (loss) from continuing operations before provision for (benefit from) income taxes	226	(1,141)	2,342	(2,511)

Provision for (benefit from) income taxes	23	(1,186)	450	(2,223)

Income (loss) from continuing operations	203	45	1,892	(288)

Income from discontinued operations, net of tax	—	—	362	—

Net income (loss)	203	45	2,254	(288)

Preferred stock dividends	(480)	(485)	(971)	(976)

Net income (loss) available to common shareholders	$(277)	$(440)	$1,283	$(1,264)

Weighted-average common shares outstanding:
Basic	44,790	41,827	47,739	41,623

Diluted	44,790	41,827	47,825	41,623

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.01)	$0.02	$(0.03)
Discontinued operations	—	—	0.01	—

Net income (loss)	$(0.01)	$(0.01)	$0.03	$(0.03)

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended March 31,
	2009		2008		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$10,104	$1,930	$11,916	$1,699	-15.2%	13.6%
Hospitality	11,252	(1,539)	11,739	(2,497)	-4.1%	38.4%

Total	$21,356	$391	$23,655	$(798)	-9.7%	149.0%

	Six Months Ended March 31,
	2009		2008		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$20,758	$3,069	$24,476	$3,998	-15.2%	-23.2%
Hospitality	26,150	(253)	21,428	(6,031)	22.0%	95.8%

Total	$46,908	$2,816	$45,904	$(2,033)	2.2%	238.5%

Revenues by Segment and Type

	Three Months Ended March 31,
	2009			2008
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,070	$1,753	$2,823	$1,204	$2,808	$4,012
Maintenance and support	7,134	5,445	12,579	7,817	5,696	13,513
Professional services	1,788	2,934	4,722	2,751	1,940	4,691
Third-party software and hardware	112	1,120	1,232	144	1,295	1,439

Total	$10,104	$11,252	$21,356	$11,916	$11,739	$23,655

	Six Months Ended March 31,
	2009			2008
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$2,159	$7,403	$9,562	$2,731	$4,278	$7,009
Maintenance and support	14,732	10,791	25,523	15,913	11,164	27,077
Professional services	3,670	5,958	9,628	5,573	4,044	9,617
Third-party software and hardware	197	1,998	2,195	259	1,942	2,201

Total	$20,758	$26,150	$46,908	$24,476	$21,428	$45,904

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended March 31,
	2009			2008
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$6,419	$8,603	$15,022	$7,077	$7,458	$14,535
Europe, Middle East and Africa	2,313	1,095	3,408	3,312	2,390	5,702
Asia Pacific	1,372	1,554	2,926	1,527	1,891	3,418

Total	$10,104	$11,252	$21,356	$11,916	$11,739	$23,655

	Six Months Ended March 31,
	2009			2008
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$13,028	$20,360	$33,388	$14,671	$13,236	$27,907
Europe, Middle East and Africa	4,959	2,478	7,437	6,661	4,334	10,995
Asia Pacific	2,771	3,312	6,083	3,144	3,858	7,002

Total	$20,758	$26,150	$46,908	$24,476	$21,428	$45,904